diaDexus Announces Preliminary Q4 Revenue

SOUTH SAN FRANCISCO, Calif. – January 10, 2011 -- diaDexus, Inc. (OTC Bulletin Board: DDXS), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced preliminary Q4 2010 revenues of approximately $3.3 million, higher than its prior forecast of $2.8-3.0 million. These preliminary results are unaudited and subject to adjustment prior to the Company filing its Form 10-K on or before March 31, 2011.

The Company also announced a preliminary cash and cash equivalents balance of approximately $20.4 million as of December 31, 2010. This preliminary balance was also higher than the prior Company forecast of $19.7-20.2 million, is unaudited and subject to adjustment prior to the Company filing its Form 10-K on or before March 31, 2011.

About diaDexus, Inc.
diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease (CHD) and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. For more information, please visit the company's website at www.diaDexus.com

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products and other statements that are not historical in nature, particularly those that use terminology such as "will," "potential", "could," "can," "believe," "intends," "continue," "plans," "expects," "estimates" or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to reintroduce its PLAC TIA product, shipments of which were suspended in May 2010; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; the insurance payer community’s acceptance of and reimbursement for the PLAC Test; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply its main reagent and the PLAC Test; its ability to retain key employees and to attract, retain and motivate other qualified personnel; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including expenses associated with being a public company. Additional factors that could cause diaDexus' results to differ materially from those described in the forward-looking statements can be found in diaDexus' most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.